                                                                   EXHIBIT 10.76

PROMISSORY NOTE


DATE: AUGUST 10, 2001

FOR VALUE RECEIVED, the Heartsoft, Inc. promises to pay to the order of:

                        Mr. A.J. Nassif
                        7229 South 85th East Avenue
                        Suite 100
                        Tulsa, Oklahoma 74133

the sum of $3,000 (three thousand dollars), with interest from the date written above until paid; at the rate of eight percent (8%) per annum.

This Note, together with all interest due, is payable in sixty (60) days from the date written above.

Heartsoft shall reserve the right to prepay the principle of this Note, together with all such accrued interest at the time of prepayment in whole or in part prior to its due date without premium or penalty.

Heartsoft, signers, and endorsers of this Note severally waive demand, presentment, notice of dishonor, diligence in collection and notice of protest and agree to all extensions and partial payments before or after maturity, without prejudice to the holder. This written Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

Heartsoft, Inc.



by:   /s/ Benjamin P. Shell
      ------------------------
      Chief Executive Officer